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                              BERNARD CHAUS, INC.
                       6,988,635 Shares of Common Stock
                          Offered Pursuant to Rights
                        Distributed to Stockholders of
                              Bernard Chaus, Inc.

                                                               December , 1997

                  This notice is being distributed to all holders of shares of the Common Stock, par value $.01 per share (the "Common Stock"), of record as of the close of business on December 17, 1997 (the "Record Date") of Bernard Chaus, Inc. (the "Company"), in connection with a distribution of transferable subscription rights (the "Rights"). Each Right entitles the holder thereof to subscribe for and purchase 5.464751 shares of Common Stock (the "Basic Subscription Privilege") at a subscription price of $1.4309 per share. If any shares of Common Stock are not purchased by holders of Rights pursuant to the Basic Subscription Privilege (the "Excess Shares"), any holder purchasing all of the shares of Common Stock available to it may purchase an additional number of the Excess Shares, if so specified in the subscription documents, subject to proration.

                  Each beneficial owner of Common Stock is entitled to one Right for each share of Common Stock owned on the Record Date. No fractional shares or cash in lieu thereof will be issued or paid. In lieu of fractional shares, the aggregate number of shares of Common Stock distributed to each holder upon exercise of the Rights will be rounded up to the next whole number.

                  Enclosed are copies of the following documents:

                  1.       The Prospectus;

                  2. A transferable Subscription Certificate representing your Rights;

                  3. The "Instructions as to Use of Bernard Chaus, Inc. Subscription Certificates" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

                  4. A Notice of Guaranteed Delivery for Subscription Certificates issued by Bernard Chaus, Inc.; and

                  5. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Subscription Agent.

                  You prompt action is requested. The Rights will expire at 5:00 p.m., New York City time, on January 23, 1998 unless extended by the Company (the "Expiration Date").

                  To exercise the Rights, properly completed and executed Subscription Certificates (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. The Rights may also be transferred, assigned, exercised or sold through a bank or broker or through the Subscription Agent by properly completing and executing the appropriate Forms on the Subscription Certificates.

                  Additional copies of the enclosed materials may be obtained from ChaseMellon Shareholder Services, L.L.C. the Information Agent. The Information Agent's toll-free telephone number is (800) 414-2879.

                                    By Order of the Board of Directors